Exhibit 10.53

Service Agreement for Chief Executive Officer Alset International Limited (the Company) and Chan Heng Fai Ambrose (the Executive)	Shook Lin & Bok LLP 1 Robinson Road #18-00 AIA Tower Singapore 048542 T +65 6535 1944 F +65 6535 8577 E slb@shooklin.com

This Agreement is made on this 10th day of December 2021.

Between:

(1)	Alset International Limited (Company Registration Number 200916763W), a company incorporated in Singapore and having its registered office at 7 Temasek Boulevard #29-01B Suntec Tower One Singapore 038987 (the “Company”); and

(2)	Chan Heng Fai Ambrose (the “Executive”).

It is agreed as follows:

1.	Definitions

1.1	In this Agreement except as far as the context otherwise requires, the following expressions have the following meanings respectively:

Appointment means the employment of the Executive by the Company established under the terms and subject to the conditions of this Agreement;

Associates shall have the meaning ascribed to it in the Catalist Rules;

Associated companies shall have the meaning ascribed to it in the Catalist Rules;

Board means the board of directors of the Company from time to time;

Catalist Rules means the SGX-ST Listing Manual Section B: Rules of Catalist, as may be amended or modified from time to time;

Companies Act means the Companies Act, Cap. 50 of Singapore, as may be amended or modified from time to time;

Financial Year means the period of 12 months commencing on 1 January and ending 31 December of each calendar year;

Group means the Company, its subsidiaries and associated companies from time to time;

Group Company means any one of the companies within the Group regardless of any percentage of shareholding;

S$ means the lawful currency of the Republic of Singapore;

SGX-ST means the Singapore Exchange Securities Trading Limited; and

Subsidiaries shall have the meaning ascribed to it in the Companies Act.

1.2	The headings of this Agreement shall not affect its interpretation.

1.3	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa, and references to natural persons shall include firms, associations and bodies corporate and vice versa.

2.	Appointment

2.1	The Company shall employ the Executive and the Executive shall serve the Company as the Chief Executive Officer of the Company or in such other capacity as the Board may deem advisable from time to time.

2.2	The Appointment shall commence on 25 March 2020 and shall end on 24 March 2030 (the “Term”), and shall thereafter be automatically renewed on an annual basis on the same terms and conditions unless terminated in accordance with Clause 7 below.

3.	Duties

3.1	The Executive shall undertake such responsibilities, diligently perform such duties and exercise such powers in relation to the Group and its business as may from time to time be assigned to him by or under the authority of the Board or vested in the Executive and shall comply with all regulations and directions made by or under the authority of the Board from time to time.

3.2	During the Appointment, the Executive shall faithfully serve the Group and use his utmost endeavours to promote the interests of the Group and shall devote his time, attention, abilities and skill to the affairs of the Group. In addition, the Executive shall use all proper means in his power to develop, extend, maintain, advance and promote the business of the Group and to protect and further the reputation, interests and success of the Group.

3.3	The Executive shall (without further remuneration) undertake such responsibilities and perform such duties as the Company may from time to time require, including, and without limiting, the generality of the foregoing:

(a)	to act as an officer, director, chief executive officer and chairman of the Company;

(b)	to carry out duties on behalf of any Group Company;

(c)	to act as an officer, director, chief executive officer and chairman of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

(d)	to carry out such duties and the duties attendant on any such appointment or office as if they were duties to be performed by him on behalf of the Company.

3.4	The Company acknowledges that the Executive is also involved in the management of personal and family investments, banking and finance, and has multiple investments around the world, and is a board member and even Chairman of many publicly traded companies and non-publicly traded companies. It is expressly understood by the Company that that the Executive is allowed to continue to be involved in these activities.

4.	Remuneration

4.1	The Executive’s salary shall be at the rate of S$1.00 per month (“Base Salary”).

4.2	In addition, the Executive is eligible for annual performance bonuses which shall be based on the following:

(a)	5% of the Market Capitalisation Growth of the Company (“Incentive#1”); and

(b)	5% of the annual Net Asset Value (NAV) change of the Company as audited (“Incentive#2”)

(collectively, the “Performance Bonus”).

Incentive#1:

“Market Capitalization Growth” shall mean the increase in the fiscal year over year value of the Company’s Market Cap. The Company’s “Market Cap” is equal to the product of (a) the total number of outstanding ordinary shares as of December 31, as reported by the Company’s Share Registrar, and (b) the 10 trading days volume weighted average price (“VWAP”) of the Company’s ordinary shares on the principal trading market prior to December 31 of each year, as reported by the SGX-ST or other reliable source as to the Company and the Executive may mutually agree. However, the growth bonus shall be deemed zero for the purposes of this calculation if the Market Capitalization Growth is less than 0%.

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For illustration purposes only:

If the Company’s Market Cap as at:

Period 1: December 31, 2021 = $50,000,000 ($1.00 10-day VWAP with 50,000,000 shares outstanding)

Period 2: December 31, 2022 = $100,000,000 ($2.00 10-day VWAP with 50,000,000 shares outstanding)

Calculation:

(Period 2 minus Period 1) x .05, or ($100,000,000 - $50,000,000) x.05 = $2,500,000

Therefore, total bonus associated with Market Capitalization Growth = $2,500,000.

Incentive#2:

“Net Asset Value Change” shall mean the increase in year over year value of the Company’s NAV calculated as at December 31 of each year in accordance with the publication of the Company’s consolidated annual audited financial statements. The Company’s “NAV” is equal to the Company’s total assets minus total liabilities determined in the audited financial statements. However, the NAV bonus shall be deemed zero for the purposes of this calculation if the Net Asset Value Change is less than 0%.

For illustration purposes only:

If the NAV of the Company as at:

Period 1: December 31, 2021 = $3,000,000

Period 2: December 31, 2022 = $3,600,000

Calculation:

(Period 2 minus Period 1) x .05, or ($3,600,000 - $3,000,000) x.05 = $30,000

Therefore, total bonus associated with Net Asset Value Change = $30,000.

The calculation, administration and payment of the Performance Bonus will be determined on an annual basis and will be payable annually. The calculation of the Performance Bonus shall be made within seven (7) days after the Company’s fiscal year end for Incentive#1 and within seven (7) days after the publication of the consolidated annual audited financial statements for Incentive#2.

The Executive shall make an election of cash, shares or a combination as to the payment method of the Performance Bonus within fourteen (14) days; and after electing the payment method, the Performance Bonus shall be paid to the Executive within fourteen (14) days. The first Performance Bonus will be computed based on the fiscal year ended 31 December 2020 and the fiscal year ended 31 December 2019.

If the Executive elects to have either the Base Salary and/or the Performance Bonus paid in the Company’s ordinary shares, the Executive must make the request in writing to the Company’s CEO or CFO. The conversion rate from cash to the shares shall be based on the 10 trading days VWAP of the Company’s ordinary shares immediately before the date the Executive makes the written request to elect payment in shares. The Company shall make the necessary arrangements for the shares to be paid to the Executive within one (1) month from the date of the Executive’s written request. Such payment may be made by physical share certificate or by electronic deposit to his designated stock brokerage account.

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4.3	The Company and the Executive shall make all relevant payments required by applicable law to be made by the Company and/or the Executive in Singapore and/or any other jurisdiction in which the Executive may be based or posted. The salary shall be deemed to accrue from day to day. The Company reserves the right to deduct from the Executive’s salary and/or any other sums due to the Executive any amount in respect of the Executive’s contribution to any applicable pension fund or any amount whatsoever, as the Company may be entitled to deduct or as may be required by applicable law and/or regulation.

4.4	The Executive shall be responsible for the payment of his income tax on the said salary and all other payments received or deemed received by him from the Company.

5.	Other Benefits

5.1	The Executive shall be entitled to the following benefits during the Appointment:

(a)	the Company shall bear the Executive’s reasonable entertainment expenses, subject to limits from time to time set by the Company, in respect of entertainment connected with the Group’s business for which the Executive shall submit to the Company written evidence of payment for purposes of reimbursement; and

(b)	the Company shall bear all reasonable travel, hotel and other out-of-pocket expenses, subject to limits from time to time set by the Company, incurred by the Executive in or about the discharge of his duties pursuant to the Appointment for which the Executive shall submit to the Company written evidence of payment for purposes of reimbursement.

In setting any of the limits referred to in this Clause 5.1, the Company shall have regard to the Executive’s responsibilities and position in the Company.

5.2	During the Appointment, if the Remuneration Committee of the Company shall in its sole absolute discretion deem fit, the Executive may be entitled to participate in such share option scheme or performance share plan as may be implemented by the Company after obtaining shareholders’ approval, if applicable, upon the terms and conditions of such share option scheme or performance share plan and subject to the relevant provisions of the Catalist Rules.

5.3	During the Appointment, the Company shall extend to the Executive and the Executive’s immediate family such medical, dental benefits and hospital and surgical insurance coverage and personal accident insurance and long-term and short-term disability insurance in accordance with the prevailing policies of the Company, as may be approved by the Board from time to time.

6.	Hours of Work, Annual Leave and Medical Leave

6.1	The Executive shall work such hours as may be necessary or appropriate from time to time to carry out his responsibilities and duties properly and effectively.

6.2	The Executive shall be entitled in each calendar year up to 21 days of annual leave with full salary (in addition to statutory holidays) to be taken at such reasonable time or times as may be approved by the Board.

6.3	Subject to the Executive being entitled to be paid during any period of absence from work due to sickness or injury up to a maximum of 14 days medical leave per calendar year and a maximum of 60 days hospitalisation leave per calendar year, the Executive shall not be entitled to be paid in respect of any period during which he has been absent without leave.

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7.	Termination

7.1	The Appointment may be terminated by the Executive hereto giving to the Company not less than three (3) months’ written notice, or in lieu of notice, payment of an amount equivalent to the Executive’s Base Salary for three (3) months.

7.2	If the Company terminates the Appointment of the Executive, the Company shall be obliged to compensate the Executive a severance payment which will be equivalent to the total remuneration that would have been paid to the Executive as if he had completed his Term as the Chief Executive Officer of the Company (“Severance Payment”). In the event there is a change in control of the Company, the Executive shall be granted with the option to continue his Appointment with the Company. If the Executive decides not to continue with the Appointment, the Company shall be obliged to compensate the Executive an amount equivalent to the Severance Payment. For the avoidance of doubt, the Severance Payment shall be for the balance of the tenure of his Term and shall be computed based on the highest annual remuneration, including salaries, incentive payments and Performance Bonus paid to the Executive in the previous years prior to the termination of the Appointment. Such Severance Payment shall be paid in cash only.

7.3	Unless otherwise mutually agreed in writing, the Severance Payment is payable within seven (7) days from the date termination of the Appointment.

7.4	Notwithstanding the other provisions of this Agreement and subject to the provisions of the Employment Act, Cap. 91 of Singapore, the Company shall be entitled to terminate the Appointment forthwith immediately, but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to the Executive’s continuing obligations under Clause 7.5, in any of the following cases:

(a)	if the Executive is convicted or otherwise found guilty by any court of competent jurisdiction, or pleads guilty to, any offence involving fraud or dishonesty, or of a felony, serious misdemeanour, or crime involving moral turpitude; or

(b)	if the Executive commits an act of bankruptcy under applicable law, is declared a bankrupt or has bankruptcy proceedings commenced against him or any such analogous events occurs under any provisions under applicable law; or

(c)	if the Executive is convicted of any criminal offence and/or other offences which, in the opinion of the Board, would affect his position or performance as the Chief Executive Officer of the Company; or

(d)	if the Executive neglects or refuses, without reasonable cause, to attend to the business of the Company or any Group Company to which he is assigned duties; or

(e)	if the Executive misappropriates assets of the Company or any Group Company; or

(f)	if the Executive fails to observe and perform any of the duties and obligations imposed by this Agreement or which are imposed by law; or

(g)	if the Executive otherwise acts in breach of this Agreement; or

(h)	if the Executive becomes of unsound mind or mentally disordered; or

(i)	if the Executive is found to have made any illegal monetary profit or received any gratuities or other rewards (whether in cash or kind) out of the Company’s or any Group Company’s affairs; or

(j)	if the Executive is incapacitated by reason of his health or accident from performing his duties and obligations hereunder and shall have been so incapacitated for a total period of 180 days or more (whether or not consecutive) in the preceding 12 months and no compensation or liability whatsoever shall be payable or incurred by the Company to the Executive for termination under Clauses 7.4(a) to (j).

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7.5	Upon termination of the Appointment for whatever reason, the Executive shall:

(a)	deliver to the Company all correspondences, books, documents, papers, materials, digital storage media, tapes or other computer material, credit cards, and other property (including confidential information) relating to the business of the Company or any Group Company which may then be in his possession or under his power or control and the Executive shall not without written consent of the Board retain any copies thereof;

(b)	if so requested, send to a duly appointed officer of the Board a signed statement confirming that he has complied with Clause 7.5(a) above; and

(c)	take all necessary action to resign without claim for compensation from all offices held in the Company and/or any Group Company and from membership of any organisation acquired by reason of or in connection with the Appointment and if he shall fail to do so within seven (7) days, the Company is hereby irrevocably authorised to appoint some person in the Executive’s name and on the Executive’s behalf to sign any documents and do any act or thing necessary or requisite to give effect thereto.

7.6	If before the expiration of this Agreement, the Appointment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation, the Executive shall be offered employment with the amalgamated or reconstructed company on the same terms and conditions which will not be less favourable than the terms and conditions of this Agreement.

8.	Executive’s Position as an Executive Director of the Company

8.1	The duties of the Executive as an executive director of the Company shall be subject to the constitution of the Company and shall be separate from and additional to his duties pursuant to the Appointment. The Executive’s salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as an executive director of the Company.

8.2	Upon termination of the Appointment for whatever reason the Executive shall, at the request of the Company, forthwith take all necessary steps (including without limitation, obtaining any necessary approvals) to resign his position as a director of the Company and/or any Group Company in writing (and, if so directed by the Board, under seal) without compensation for loss of office as such director and in the event of his failure to do so within seven (7) days, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to execute any documents and to do all things requisite to give effect to such resignation.

9.	Notices

9.1	Any notice to be given hereunder may be given by letter delivered in person or sent by post or by email. Such notice shall take effect at the time of delivering such letter, despatching such email, and on the date immediately following the date of posting if sent by post, if so delivered, despatched or made to the following addresses or destinations or to such other addresses or destinations as may from time to time be notified (in accordance with this Clause 9) by the relevant party to the other party:

(a)	if to the Company:	Alset International Limited
Address: 7 Temasek Boulevard #29-01B Suntec Tower One Singapore 038987
Email Address: alan@alsetinternational.com
Attention: Mr Alan Lui

(b)	if to the Executive:	Chan Heng Fai Ambrose

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10.	Miscellaneous

10.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Singapore. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore.

10.2	This Agreement contains the entire understanding and agreement between the Company and the Executive with respect to the Appointment and is in substitution for all previous contracts of service between the Company and/or any Group Company and the Executive which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement takes effect.

10.3	The various provisions of this Agreement are severable and if any provision is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce the closest legal, economic and commercial result intended by the parties.

10.4	The Executive understands that this Agreement is personal to him and that he may not assign his rights or delegate his duties under this Agreement, in whole or in part, to any other person or entity (save for any of his personal wholly owned company to be decided by him at his sole discretion) without the Company’s prior written consent.

10.5	Nothing in this Agreement is intended to grant to any third party any right to enforce any term and condition of this Agreement or to confer on any third party any benefits under this Agreement for the purpose of the Contracts (Rights of Third Parties) Act, Cap. 53B of Singapore and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

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In witness whereof this Agreement has been entered into by the parties hereto.

The Company

Signed by Wong Shui Yeung For and on behalf of Alset International Limited	) ) )
in the presence of:

____________________

Witness’ signature

Name:

NRIC / Passport No.:

The Executive

Signed by Chan Heng Fai Ambrose	) ) )
in the presence of:

_____________________
Witness’ signature

Name:

NRIC / Passport No.: